EXHIBIT 11


                                 NORTHWEST NATURAL GAS COMPANY
                        Statement re: Computation of Per Share Earnings
                             (Thousands, except per share amounts)
                                          (Unaudited)

                                                     Three Months Ended      Nine Months Ended
                                                          Sept. 30,               Sept. 30,

                                                       2001        2000       2001      2000
                                                    --------------------    -------------------

Earnings (Loss) Applicable to Common Stock          $ (5,571)   $ (5,489)   $ 23,989   $ 27,392

     Debenture Interest Less Taxes                        93         100         280        299
                                                    --------    --------    --------   --------

Net Income (Loss) Available for Diluted Common
   Stock                                            $ (5,478)   $ (5,389)   $ 24,269   $ 27,691
                                                    ========    ========    ========   ========
Average Common Shares Outstanding                     25,133      25,203      25,148     25,175

     Stock Options                                        40          29          33          8
     Convertible Debentures                              425         453         425        453
                                                    --------    --------    --------   --------

Diluted Common Shares                                 25,598      25,685      25,606     25,636
                                                    ========    ========    ========   ========

Diluted Earnings (Loss) per Share of Common Stock   $  (0.22)   $  (0.22)   $   0.95   $   1.08
                                                    ========    ========    ========   ========
